Exhibit T3B.16

AMENDED AND RESTATED OPERATING AGREEMENT

TIDEWATER MARINE FLEET, L.L.C.

Recitals

Tidewater Marine Fleet, L.L.C., a Louisiana limited liability company, has been formed under the laws of Louisiana by the filing of Articles of Organization (the “Articles”) pursuant to the Louisiana Limited Liability Company Law, La. R.S. 12:1301, et seq. (as amended from time to time and any successor statute, the “Act”) on behalf of the Members. Prior to the date of this Amended and Restated Operating Agreement (“Agreement”), the affairs of the Company were governed by that certain Operating Agreement, dated June 12, 2015 (the “Original Agreement”). The parties to this Operating Agreement, as the Members, enter into this Operating Agreement as the Company’s and their binding agreement and for all purposes permitted for an operating agreement under Louisiana law. Wherefore, the Members agree as follows:

ARTICLE I

Introduction

Section 1.1. Offices and Records.

(a) Registered Office and Registered Agent.. The Company’s registered office and registered agent required by the Act to be continuously maintained in Louisiana shall be the registered office and agent named in the initial report filed with the Articles or such other office or agent as the Managers (as hereinafter defined) may designate from time to time in the manner provided by the Act.

(b) Other Offices. The Company may also have offices at such other places both within and without Louisiana as the Managers may from time to time determine or the business of the Company may require.

(c) Maintenance of Books and Fiscal Year. The Company shall keep books and records of accounts on an accrual basis and shall keep minutes of the proceedings of its Managers and its Members. The Company’s fiscal year shall begin on April 1.

(d) Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether corporeal or incorporeal, shall be deemed to be owned by the Company as an entity and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its affiliates or one or more nominees, as the Managers may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Section 1.2. Defined Terms. The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Section 1.2. When used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Louisiana Limited Liability Company Law, as amended from time to time.

(b) “Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time, and the terms “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

(c) “Manager” or “Managers” shall have the meaning given them in Section 2.1.

(d) “Company” shall refer to Tidewater Marine Fleet, L.L.C.

(e) “Membership Interest” of a Member shall mean the number of Shares owned by such Member set forth opposite the name of such Member under the column “Ownership in Exhibit A hereto, as such number of Shares may be adjusted from time to time pursuant to the terms hereof. Exhibit A, as adjusted, shall at all times reflect the total of the Membership Interest.

(f) “Operating Agreement” shall mean this Agreement.

(g) “Officers” has the meaning given it in Section 2.13.

(h) “Principal Office” shall mean 601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130, or such other address as may be established by the Members.

(i) “Shares” has the meaning given it in Section 3.1.

(j) “U.S. Citizen” shall mean an individual who is a citizen of the United States.

Section 1.3. Company Purpose. The general purposes of the Company are as set forth in the Articles. The Company may exercise all powers reasonable or necessary to pursue such purposes.

ARTICLE II

Management of the Company

Section 2.1. Managers; Appointment. The Company shall be a manager-managed limited liability company The number of Managers shall be not less than three nor more than eight, and each Manager shall be a U.S. Citizen. Within such limits, the number of Managers shall be determined from time to time by resolution adopted by the Managers. Except for the initial Managers, the Managers shall be elected by the Members. Managers may fill any vacancies by a vote of a majority of the remaining Managers although less than a quorum of Managers remain. The Members may remove Managers with or without cause. The initial Managers shall be three in number and are Jeffrey M. Platt, Quinn P. Fanning and Bruce D. Lundstrom.

Section 2.2. Powers of Managers. The business of the Company shall be managed by or under the direction of its Managers, who need not be Members, and who may exercise all such powers of the Company and do all such lawful acts and things as are not by the Articles or by this Agreement directed or required to be exercised or done by the Members. No Member has the authority or power to act for or on behalf of the Company or to do any act that would be binding on the Company.

Section 2.3. Manager Meetings. The Managers of the Company may hold meetings either within or without the State of Louisiana.

Section 2.4. Meetings. Meetings of the Managers may be called by the president on five days’ notice to each Manager. The Secretary may call meetings on five days’ notice to each Manager upon the written request of two Managers.

Section 2.5. Quorum; Voting. At all meetings of the Managers, a majority of the Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Managers. If a quorum shall not be present at any meeting of the Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 2.6. Unanimous Consent. Unless otherwise restricted by the Articles or this Agreement, any action required or permitted to be taken at any meeting of the Managers or of any Committee thereof may be taken without a meeting, if all Managers or Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Managers or Committee.

Section 2.7. Conference Call. Managers, or any Committee designated by the Managers, may participate in a meeting of the Managers, or any Committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 2.8. Manager Minutes. The Managers shall keep regular minutes of its meetings.

Section 2.9. Committees of Managers. The Managers may, by resolution passed by a majority of all Managers, designate one or more Committees, each Committee to consist of one or more of the Managers of the Company. The Managers may designate one or more Managers as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the Committee.

In the absence or disqualification of a member of a Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

Any such Committee, to the extent provided in the resolution of the Managers, shall have and may exercise all the powers and authority of the Managers in the management of the business and affairs of the Company that the Managers may legally delegate. Such Committee or Committees shall have such name or names as may be determined from time to time by resolution adopted by the Managers.

Section 2.10. Committee Minutes. Each Committee shall keep regular minutes of its meetings and report the same to the Managers when required.

Section 2.11. Notices. Whenever, under the provisions of the Act or of the Articles or of this Agreement, notice is required to be given to any Manager, it shall not be construed to mean personal notice, but such notice may be given in writing, by hand, overnight delivery service, by mail, by telegram or by fax or on six hours verbal notice. If given in a manner other than verbally, two days notice to each Manager shall be required. If given by mail or overnight delivery service, notice shall be deemed given the next day.

Section 2.12. Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the Articles or of this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 2.13. Officers. The officers of the corporation shall be chosen by the Managers and shall be a president, vice president, secretary, treasurer and such other officers and assistant officers and agents as may be deemed necessary by the Managers, each of whom shall be elected by the Managers annually. Each of the officers shall serve at the pleasure of the Managers for such compensation as may be fixed by the Managers. Any two or more offices may be held by the same person except the offices of president and secretary. Officers need not be Managers or Members of the corporation.

Section 2.14. Officer Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of officers of the corporation, or otherwise, the same shall be filled by the Managers, and the officer so elected shall hold office until his successor is chosen and qualified.

Section 2.15. President. The president shall be the chief executive officer of the Company. The president shall preside at all meetings of Members, shall have general and active management of the business of the company and shall see that all orders and resolutions of the Managers are carried into effect. If a chairman of the Managers has not been elected, the president, if also a Manager, shall preside at all meetings of Managers. The president shall have full authority to execute powers-of-attorney appointing other corporations, partnerships or individuals the agent of the Company. The president shall be a U.S. Citizen.

Section 2.16. Vice Presidents. The vice presidents, in the order of their seniority, shall, in the absence or disability of the president, perform the duties and exercise the powers of the chief executive officer and shall perform such other duties as the president or the Managers shall prescribe; provided, however, that any vice president who is not a U.S. Citizen is not authorized to act, and may not act, pursuant to the foregoing sentence or in the absence or disability of the chairman of the Managers or the president, nor may such vice president be granted or delegated any authority to bind the Company.

Section 2.17. Secretary. The secretary shall attend all sessions of the Managers and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform such duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Managers and shall perform such other duties as may be prescribed by the Managers or president, under whose supervision he shall be.

Section 2.18. Treasurer. The treasurer shall have the custody of Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers. He shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the president and Managers at certain meetings of the Managers or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Company.

Section 2.19. Other Officers, Agents and Attorneys-in-fact. Subject to Section 2.13, the Managers may appoint such other officers, agents and attorneys-in-fact of the Company as they deem advisable from time to time, who shall serve for such periods and exercise such powers and perform such duties as may be determined from time to time by the Managers; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the chairman of the Managers or the president nor may such person be granted or delegated any authority to bind the Company.

ARTICLE III

Members

Section 3.1 Membership Interest. Each Member’s Membership Interest shall be divided into and consist of shares (“Shares”). Each Share shall be in all respects equal to every other Share and shall be entitled to one vote on all matters for which Members are entitled to vote. The rights represented by the Shares shall include (a) the right to receive dividends and other distributions, including liquidating distributions, from the Company and (b) all other rights, benefits and privileges enjoyed by the Members (under the Act, the Articles or this Operating Agreement) in their capacity as Members, including rights to vote, consent and approve. Shares shall be issued, and the holders thereof admitted as Members, for such consideration as determined by the Managers. The Initial Members’ Membership Interests is shown on Exhibit A. Shares shall not be represented by certificates. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

Section 3.2. Meetings. Meetings of the Members, for any purpose or purposes, unless prescribed by statute or by the Articles shall be held when called by Managers or when requested in writing by the holders of not less than a majority of the Shares.

Section 3.3. Place of Meetings. All meetings of the Members shall be held at such place within or without the State of Louisiana as shall be designated in the notice of meeting given pursuant to this Article III or in a duly executed waiver of notice thereof.

Section 3.4. Notice of Meetings. Whenever Members are required or authorized to take any action at a meeting, a written notice of such meeting, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Managers no fewer than two days prior to the date set for such meeting, either by hand, overnight delivery service, by mail, telegram or fax or on six hours verbal notice, to each Member entitled to vote at such meeting. If given by mail or overnight delivery service, such notice shall be deemed given the next day. Written waiver by a Member of notice of a Members meeting, signed by him or her, whether before or after the time stated thereon, shall be equivalent to the giving of such notice.

Section 3.5. Adjourned Meeting. Upon an adjournment of a meeting, it shall not be necessary to give any notice of the adjourned meeting, provided that the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business which might have been transacted on the original date of the meeting may be transacted at the adjourned meeting. If, however, after the adjournment, the Managers fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in Section 3.4 to each Member of record on the new record date entitled to vote at such meeting.

Section 3.6. Member Quorum and Voting. The holders of a majority of the Shares, represented in person or by proxy, shall constitute a quorum at a meeting of Members, except as otherwise prescribed by the Act. All Members present in person or represented by proxy at such meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, except as prescribed by law. If a quorum is present, the affirmative vote of a majority of the Shares represented at the meeting and entitled to vote on the subject matter shall be the act of the Members unless otherwise provided by the Act or this Agreement. All questions regarding the qualification of voters and the acceptance or rejection of votes shall be decided by the president or such other Officer who is presiding over the meeting.

Section 3.7. Fixing of Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment or postponement thereof, or in order to make a determination of Members for any other proper purpose, the Managers shall fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than one day and, in case of a meeting of Members, not less than five days prior to the date on which the particular action requiring such determination of Members is to be taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed or otherwise given shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 3.7, such determination shall apply to any adjournment or postponement thereof.

Section 3.8. Action by Written Consent. Any matter on which the Members are authorized to take action under the Act, the Articles or this Agreement may be taken by the Members without a meeting assembled if unanimous written consents to such action by the Members are signed by the Members entitled to vote upon such action.

Section 3.9. Conference Call. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE IV

Changes in Members

If a Member that is not a natural person is merged into another entity, dissolved or terminated, the Member’s successors shall be Members, except that, in the event there are one or more other Members immediately prior to the merger, dissolution or termination, as the case may be, the successors shall be Assignees.

ARTICLE V

Exculpation and Indemnification Rights

Section 5.1. Performance of Duties; No Liability of Managers. No Manager shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Manager within the scope of the authority conferred on the Manager by or pursuant to this Agreement except for fraud, gross negligence or an intentional breach of this Agreement. In performing their duties, each Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: (a) one or more officers or management level employees of the Company; (b) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Management Committee; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company or the Management Committee, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence.

Section 5.2. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it currently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party, is involved as a person called upon to give evidence or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Member or Manager or, while a Member or Manager, is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in clause (c) of this Section 5.2, the Company shall be required to indemnify Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee as claimant only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized in the specific case by the Members or Managers of the Company.

(b) The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in connection with any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, in the case of an Indemnitee who is a defendant in a proceeding such payment shall be made in advance of the final disposition of the proceeding only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 5.2 or otherwise.

(c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 5.2 is not paid in full within 30 days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) The rights conferred on any Indemnitee by this Section 5.2 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, agreement, vote of Members or Managers or disinterested Members or Managers or otherwise.

(e) The Company may purchase and maintain insurance, at its expense, to protect itself, and any person who is or was serving as a Member or Manager of the Company, against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under this Section 5.2.

(f) The Company’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a member, manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other limited liability company or of a corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

(g) Any repeal or modification of the foregoing provisions of this Section 5.2 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

(h) This Section 5.2 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as appropriately authorized.

(i) If any provision of this Section 5.2 shall be found in any proceeding to be unenforceable for any reason, the enforceability of the remaining provisions hereof or of such provisions in other proceedings, shall not be affected and shall be enforced to the fullest extent not prohibited by law.

ARTICLE VI

Dissolution

Upon dissolution, the Managers shall wind up the Company’s affairs. The liquidation shall take place without the appointment of a liquidator.

ARTICLE VII

Miscellaneous

Section 7.1. Specific Performance. The parties acknowledge that their obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if any party should default in its obligations under this Agreement. Accordingly, in the event of the failure by a party to perform its obligations hereunder which failure constitutes a breach hereof by such party, the nondefaulting parties may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the parties each expressly waive the defense therein that the plaintiff has an adequate remedy at law.

Section 7.2. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Articles replace and supersede all prior agreements made by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.

Section 7.3. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of Louisiana applicable to agreements to be performed entirely in Louisiana.

Section 7.4. Binding Effect. This Agreement shall be binding upon all persons who are signatories hereto and their respective successors and assigns and on all persons who become Members of the Company after the date hereof.

Section 7.5. Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

Section 7.6. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 7.7. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 7.8. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 7.9. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 7.10. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

Section 7.11. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any Member or the Company may, at any time by giving five days’ prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 7.12. Amendments. All amendments to this Agreement must be in writing and signed by all the Members. The Members appoint Managers as their agents to amend this Agreement to reflect the Transfer of Member Interests.

IN WITNESS WHEREOF, the undersigned, has duly executed this Agreement, to be legally bound hereby, as of the date set forth below.

SOLE MEMBER

Tidewater Inc.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Its:	Executive Vice President, General Counsel & Secretary
Date:	March 9, 2017

[Signature Page to Amended and Restated Operating Agreement of

Tidewater Marine Fleet, L.L.C.]

EXHIBIT A

Member	Ownership	Consideration

Tidewater Inc. 601 Poydras Street, 15th Floor New Orleans, LA 70130	100 shares	$100

Total	100 Shares	$100